EXHIBIT 10.34

REWARDS NETWORK INC.

SEVERANCE PLAN

(Effective January 1, 2006)

REWARDS NETWORK INC.

SEVERANCE PLAN

(Effective January 1, 2006)

1. PURPOSE OF THE PLAN

The Rewards Network Inc. Severance Plan, as set forth herein (the “Plan”), is effective as of January 1, 2006 (the “Effective Date”). The Plan provides severance benefits to eligible employees of Rewards Network Inc. (“Rewards Network”) and its subsidiaries (collectively, the “Corporation”) whose employment terminates pursuant to the terms hereof. The Plan shall apply solely to persons who satisfy the applicable eligibility criteria in Section 2 and all the criteria for participation in Section 3. The Plan supersedes all severance plans and policies previously adopted and maintained by the Corporation, other than Individual Severance Agreements.

This document serves as both the Plan document and the summary plan description which is required to be provided to participants under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Capitalized terms used in the Plan are defined in Section 6.

2. ELIGIBILITY

Each individual who (i) is employed by the Corporation and treated in its employment records as (a) a part-time employee with at least one Year of Service or (b) a regular full-time employee, and (ii) is not a party to an Individual Severance Agreement (an “Eligible Employee”) is eligible to participate in the Plan.

3. PARTICIPATION

An Eligible Employee shall become a participant in the Plan (a “Participant”) only if (i) such Eligible Employee’s employment with the Corporation terminates under circumstances that constitute a Qualifying Termination and (ii) such Eligible Employee executes, not later than his or her Termination Date or, if later, such date indicated by the Plan Administrator, a waiver and release of claims against the Corporation (“Waiver and Release”) in the form prescribed by the Plan Administrator, and does not revoke such Waiver and Release within the revocation period, if any, made available to such Eligible Employee by the Plan Administrator (the “Revocation Period”). The Corporation shall have no obligation to an Eligible Employee under this Plan unless and until the Eligible Employee executes the Waiver and Release. If a court determines that an Eligible Employee has breached any Restrictive Covenant, the Corporation shall not be obligated to pay any severance benefits under this Plan.

4. SEVERANCE BENEFITS

4.1. Payment of Benefit. Each Participant shall receive as severance pay the continued payment of such Participant’s Base Salary during the Salary Continuation Period set forth in Section 4.2. Such severance pay shall commence as soon as administratively practicable after the Participant’s Termination Date, but in no event earlier than the expiration of the Participant’s Revocation Period, if any, and shall be paid in accordance with the Corporation’s payroll schedule applicable to active employees. The Plan Administrator, in his or her sole discretion, may elect to pay the aggregate amount of severance pay to the Participant in a single lump sum payment not earlier than the expiration of the Participant’s Revocation Period, if any. Participants shall not be considered employees of the Corporation for any purpose during the Salary Continuation Period, including without limitation for purposes of participation in, or the accrual of benefits under, any employee benefit plan maintained by the Corporation.

4.2. Qualifying Termination.

(a) A Participant shall receive severance pay during the Salary Continuation Period set forth below, based on the Participant’s employment position immediately prior to his or her Termination Date, if the Participant’s employment is terminated for the reasons set forth in Section 6.6(i) or (ii):

Employment Position	Salary Continuation Period

Vice President and above	Two months, plus three weeks for each Year of Service, not to exceed six months

Exempt Non-Officer Management	One month, plus two weeks for each Year of Service, not to exceed six months

Exempt (Non-Management) Staff (including, without limitation, sales representatives/account executives)	One month, plus one week for each Year of Service, not to exceed three months

Non-Exempt Staff	Two weeks, plus one week for each Year of Service, not to exceed three months

(b) A Participant shall receive severance pay during the Salary Continuation Period set forth below, based on the Participant’s employment position immediately prior to his or her Termination Date, if the Participant’s employment is terminated for the reasons set forth in Section 6.6(iii):

Employment Position	Salary Continuation Period

Vice President and above	One month, plus two weeks for each Year of Service, not to exceed six months

Exempt Non-Officer Management	One month, plus one week for each Year of Service, not to exceed six months

Exempt (Non-Management) Staff (including, without limitation, sales representatives/account executives)	Two weeks, plus one week for each Year of Service, not to exceed three months

Non-Exempt Staff	One week, plus one week for each Year of Service, not to exceed three months

4.3. Other Terminations of Employment by the Corporation or a Participant. An Eligible Employee whose employment terminates for any reason other than a Qualifying Termination shall have no rights to any severance benefits under this Plan. The remaining applicable provisions of this Plan (including the Restrictive Covenants) shall continue to apply.

4.4. Offset for Statutory Payments. The severance benefits payable to a Participant under the Plan shall be reduced by any payments required to be made to such Participant by the Corporation pursuant to any federal, state or local law in connection with such Participant’s termination of employment, including without limitation, payments during any advance notice period pursuant to the Worker Adjustment and Retraining Notification Act.

4.5. Acceleration of Payments to Avoid Application of Section 409A. If the payment of a Participant’s severance benefit pursuant to the schedule set forth above would cause such benefit to constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then the full amount of such severance benefit shall be paid prior to March 15th of the calendar year following the year in which the Participant’s employment terminates.

5. TERMINATION OF PARTICIPATION; CESSATION OF BENEFITS

A Participant’s benefits under Section 4 of the Plan shall terminate on the last day of the Participant’s Salary Continuation Period; provided that a Participant’s right to benefits shall terminate immediately on the date the Participant first breaches any of the Restrictive Covenants, in which case the Corporation may require the repayment of amounts paid under the Plan prior to the discovery of such breach, and shall discontinue the payment of any additional amounts under the Plan.

6. DEFINITIONS

In addition to terms previously defined, when used in the Plan, the following capitalized terms shall have the following meanings unless the context clearly indicates otherwise:

6.1. “Base Salary” means the base salary paid or payable to a Participant by the Corporation immediately prior to the Participant’s Termination Date.

6.2. “Board” means the Board of Directors of Rewards Network.

6.3. “Cause” means, with respect to an Eligible Employee:

(a) the refusal to perform or disregard of the Eligible Employee’s duties or responsibilities, or of specific directives of the officer or other executive of the Corporation to whom the Eligible Employee reports, including, without limitation, failure to comply with a performance improvement plan;

(b) the Eligible Employee’s willful, reckless or negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of, the Corporation or any of its affiliates, or that compromise the safety of any employee or other person;

(c) an Eligible Employee’s act of fraud, embezzlement or theft in connection with the Eligible Employee’s duties to the Corporation or in the course of his or her employment, or the Eligible Employee’s commission of a felony or any crime involving dishonesty or moral turpitude;

(d) an Eligible Employee’s violation of the Corporation’s policies or standards or of any statutory or common law duty of loyalty to the Corporation;

(e) any breach by the Eligible Employee of any one or more of the Restrictive Covenants; or

(f) the Corporation’s loss of confidence in the Eligible Employee’s ability to satisfactorily perform the Eligible Employee’s duties and responsibilities, as documented by the Corporation in accordance with the Corporation’s policies.

6.4. “Code” means the Internal Revenue Code of 1986, as amended.

6.5. “Individual Severance Agreement” means an individual employment or severance agreement between the Corporation and an employee of the Corporation that provides for the payment of severance benefits in connection with such employee’s termination of employment.

6.6. “Qualifying Termination” means an involuntary termination of an Eligible Employee’s employment with the Corporation pursuant to a written notice to such Eligible Employee of a decision by the Corporation:

(i)	to eliminate such Eligible Employee’s employment position; or

(ii)	to terminate such Eligible Employee’s employment in connection with a program intended to reduce the size of the Corporation’s workforce; or

(iii)	to terminate such Eligible Employee’s employment for a reason other than Cause.

A Qualifying Termination shall not mean termination of employment with the Corporation for any reason other than as set forth in clauses (i), (ii) and (iii) above, including, but not limited to: (A) a termination of employment for Cause, (B) an Eligible Employee’s resignation or voluntary termination of employment for any reason, including retirement, (C) an Eligible Employee’s death or disability, or (D) the cessation of an Eligible Employee’s employment with the Corporation as the result of the sale, spin-off or other divestiture of a plant, division, business unit or subsidiary, a merger or other business combination, or an outsourcing of a business unit of the Corporation, followed by employment or reemployment with the purchaser or successor in interest to the Eligible Employee’s employer with regard to such plant, division, business unit or subsidiary, or an offer of employment by such purchaser or successor in interest on terms and conditions reasonably comparable to the terms and conditions of the Eligible Employee’s employment with the Corporation immediately prior to such transaction. Whether a termination of employment constitutes a Qualifying Termination shall be determined by the Plan Administrator in his or her sole discretion.

6.7. “Restrictive Covenant” means any non-competition, non-solicitation, confidential information or intellectual property covenants applicable to the Eligible Employee.

6.8. “Salary Continuation Period” means the period indicated in Section 4 during which severance benefits are payable to a Participant under the Plan.

6.9. “Taxes” means the federal, state, local and foreign income, employment, excise and other taxes payable by a Participant with respect to any applicable item of income.

6.10. “Termination Date” means the effective date of an Eligible Employee’s termination of employment with the Corporation.

6.11. “Year of Service” means a Participant’s period of continuous, regular, employment with the Corporation immediately preceding his or her Termination Date, including continuous employment with a predecessor employer purchased by the Corporation to the extent the Corporation recognized such service for benefit plan purposes at the time of the acquisition. Such period of employment shall measured in whole years, with partial years rounded down to the nearest whole year.

7. FUNDING

Nothing in the Plan shall be interpreted as requiring the Corporation to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Corporation, but shall have the right only as a general creditor to receive benefits from the Corporation on the terms and conditions provided in the Plan.

8. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Senior Vice President, Human Resources of Rewards Network (the “Plan Administrator”), which shall be the “named fiduciary” of the Plan for purposes of ERISA. The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of this Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator, in his or her sole discretion may determine. Benefits under the Plan will be paid only if the Plan Administrator, in his or her sole discretion, determines that an individual is entitled to them.

The Plan Administrator shall promulgate any rules and regulations necessary to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall be applied on a uniform basis and shall be final and binding on any Eligible Employee or former Eligible Employee and any successor in interest.

The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance pay, to designated individuals or committees.

9. CLAIMS PROCEDURE

The Plan Administrator shall determine the status of an individual as an Eligible Employee and the eligibility and rights of any Eligible Employee or former Eligible Employee as a Participant to any severance pay hereunder. Any Eligible Employee or former Eligible Employee who believes that he or she is entitled to receive severance pay under the Plan, including severance pay other than those initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. No later than 90 days after the receipt of the claim the Plan Administrator shall either allow or deny the claim in writing.

A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the claims review procedure.

A claimant whose claim is denied (or his or her duly authorized representative) may, within 60 days after receipt of the denial of his or her claim, request a review upon written application to the Corporation’s General Counsel; review pertinent documents; and submit issues and comments in writing.

The General Counsel shall notify the claimant of his or her decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review shall be in writing. The General Counsel’s decision on review shall be final and binding on any claimant or any successor in interest.

In reviewing a claim or an appeal of a claim denial, the Plan Administrator or General Counsel shall have all of the powers and authority granted to the Plan Administrator pursuant to Section 8.

10. ARBITRATION

Any dispute, controversy or claim between the parties hereto arising out of or in connection with or relating to Section 4 (other than disputes related to an alleged breach of the Restrictive Covenants) or any breach or alleged breach thereof, or any benefit or alleged benefit hereunder, shall be settled by arbitration in Chicago, Illinois, before an impartial arbitrator pursuant to the rules and regulations of the American Arbitration Association (“AAA”) pertaining to the arbitration of commercial disputes. Any party may invoke the right to arbitration. The arbitrator shall be selected by means of the parties striking alternatively from a panel of seven arbitrators supplied by the Chicago office of AAA. The arbitrator shall have the authority to interpret and apply the provisions of this Section, consistent with Section 12.6 below. The decision of the arbitrator shall be final and binding upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statutes of limitations. Notwithstanding anything to the contrary contained in this Section or elsewhere in this Plan, any party may bring an action in the District Court of Cook County, or the United States District

Court for the Northern District of Illinois, if jurisdiction there lies, in order to maintain the status quo ante of the parties. The “status quo ante” is defined as the last peaceable, uncontested status between the parties. However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Plan. Notwithstanding anything to the contrary contained in this Section or elsewhere in this Plan, any party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator. The parties agree that in any arbitration commenced pursuant to this Plan, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37 of the Federal Rules of Civil Procedure.

11. AMENDMENT OR TERMINATION OF PLAN

The Corporation may amend, modify or terminate the Plan at any time and without notice by written instrument adopted by the Compensation Committee of the Board or the Plan Administrator; provided, however, that no amendment, modification or termination shall deprive any Participant of any benefit that the Plan Administrator previously has determined is payable under the Plan.

12. MISCELLANEOUS

12.1. Limitation on Rights. Participation in the Plan is limited to the individuals described in Sections 2 and 3, and the Plan shall not apply to any voluntary or involuntary termination of employment that is not a Qualifying Termination.

12.2. No Mitigation. A Participant shall not have any duty to mitigate the amounts payable by the Corporation under this Plan by seeking new employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Participant as the result of the Participant’s employment by another employer.

12.3. Headings. Headings of sections in this document are for convenience only, and do not constitute any part of the Plan.

12.4. Severability. If any one or more Sections, subsections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Section, subsection or other portion not so declared to be unlawful or invalid. Any Section, subsection or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Section, subsection or other portion to the fullest extent possible while remaining lawful and valid.

12.5. Governing Law. The Plan shall be construed and enforced in accordance with ERISA and the internal laws of the State of Illinois (without regard to conflicts of law principles) to the extent such laws are not preempted by ERISA.

12.6. No Right to Continued Employment. Nothing in this Plan shall guarantee the right of an Eligible Employee to continue in employment, and the Corporation retains the right to terminate an Eligible Employee’s employment at any time for any reason or for no reason.

12.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. Any successor to the business or assets of the Corporation which assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Corporation under this Plan as if such successor were the Corporation.

No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of Rewards Network. In the event of the death of a Participant prior to receipt of severance pay to which he or she is entitled hereunder (and after the Participant has signed the Waiver and Release), the severance pay described in Section 4 shall be paid to his or her estate; provided that the estate or other successor of the Participant has not revoked such Waiver and Release.

12.8. Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	if to a Participant, to such Participant at his or her most recent home address on file with the Corporation,

(ii)	if to the Corporation, to the Plan Administrator,

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

12.9. Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

12.10. Tax Withholding. The Corporation may withhold from any amounts payable under this Plan or otherwise payable to a Participant any Taxes the Corporation determines to be appropriate under applicable law and may report all such amounts payable to such authority as is required by any applicable law or regulation.

12.11. Compliance with Section 409A. The timing under which a Participant has a right to receive any payment under the Plan will automatically be modified, and a Participant’s rights under the Plan shall be limited as necessary, to conform to any requirements under Section 409A of the Code, to the extent applicable to this Plan.

13. ADMINISTRATIVE INFORMATION

Plan Sponsor:	Rewards Network Inc.

Address:	2 North Riverside Plaza, Suite 950 Chicago, IL 60606

Employer Identification Number:	84-6028875

Plan Administrator:	Senior Vice President, Human Resources

Address and Telephone:	Rewards Network Inc. 2 North Riverside Plaza, Suite 950 Chicago, IL 60606 312-521-6747

Agent for Service of Legal Process:	General Counsel Rewards Network Inc. 2 North Riverside Plaza, Suite 950 Chicago, IL 60606

Plan Number:	503

Type of Plan:	Severance benefit plan (welfare)

Plan Year:	Calendar year

14. ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor; and

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

As a participant in this Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about this statement or about your rights under ERISA, you should contact:

•	the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory; or

•	the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

•	You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.